EXHIBIT 12.1

Schedule of computation of ratio of earnings to fixed charges of The Kroger Co. and consolidated subsidiary companies and unconsolidated companies as if consolidated for the periods shown:


                                    Quarter Ended                                    Fiscal Year Ended
                               ------------------------     -----------------------------------------------------------------------
                                May 22,      March 21,      January 2,    December 27,   December 28,   December 30,   December 31,
                                  1999          1998           1999           1997           1996           1995           1994
                               (16 weeks)    (12 weeks)     (53 weeks)     (52 weeks)     (52 weeks)     (52 weeks)     (52 weeks)
                               ----------    ----------     ----------    ------------   ------------   ------------   ------------
                                                                    (In millions of dollars)
Earnings:
     Earnings before
         tax expense, and
         extraordinary loss.....  $   280        $    83      $   713        $   713        $   567        $   510        $   421

     Fixed charges .............      139            113          479            482            483            490            501
     Capitalized interest ......       (2)            (2)          (8)            (9)           (11)            (7)            (3)
                                  -------        -------      -------        -------        -------        -------        -------
                                  $   417        $   194      $ 1,184        $ 1,186        $ 1,039        $   993        $   919
                                  =======        =======      =======        =======        =======        =======        =======

Fixed charges:
     Interest ..................  $    79        $    66      $   276        $   295        $   312        $   320        $   331
     Portion of rental
         payments deemed
         to be interest ........       60             47          203            187            171            170            170
                                  -------        -------      -------        -------        -------        -------        -------
                                  $   139        $   113      $   479        $   482        $   483        $   490        $   501
                                  =======        =======      =======        =======        =======        =======        =======

Ratio of earnings to
     fixed charges .............      3.0            1.7          2.5            2.5            2.2            2.0            1.8

Dollar deficiency of
     coverage ..................      N/A            N/A          N/A            N/A            N/A            N/A            N/A